CROSS SHORE DISCOVERY FUND

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of December 31, 2014, as amended and restated on May 28, 2021 by and between Cross Shore Discovery Fund, a Delaware statutory trust (the “Trust”), on behalf of its sole series of the same name (the “Fund”), and Cross Shore Capital Management, LLC (the “Adviser”), a Delaware limited liability company.

WHEREAS, the Trust the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end, management investment company;

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Amended and Restated Investment Advisory Agreement dated August 1, 2018 (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Trust’s Board of Trustees (the “Board”) and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund and, therefore, have entered into this Agreement in order to maintain the Fund’s expense ratio within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  EXPENSE LIMITATION.

a.	Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest, (ii) taxes, (iii) portfolio transaction expenses, (iv) acquired fund fees and expenses; (v) dividend expenses on short sales; and (vi) extraordinary expenses not incurred in the ordinary course of the Fund’s business) incurred by a class of the Fund (each a “Class”) in any fiscal year (“Class Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, of the Class, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Class Operating Expenses, expenses that a Class would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to a Fund class relating to brokerage/services arrangements shall not be taken into account in determining the Class Operating Expenses so as to benefit the Adviser.

b.	Operating Expense Limit. A Class’ maximum operating expense limit (each an “Operating Expense Limit”) in a year shall be that percentage of the average month-end net assets of the Class as set forth on Appendix A attached hereto and incorporated by this reference.

c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Class Operating Expenses for a Class shall be annualized as of the last Fund business day (as defined in the Fund’s current prospectus) of the month. If a Class’ annualized Class Operating Expenses for any month exceeds the Operating Expense Limit of the Class, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Class Operating Expenses to an amount no higher than the Class’ Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Class an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.	Year-End Adjustment. If necessary, on or before the last Fund business day (as defined in the Fund’s current prospectus) of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to a Class with respect to the previous fiscal year shall equal the Excess Amount.

2.       REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

a.	Reimbursement. If in any fiscal year in which the Advisory Agreement is still in effect, the estimated aggregate Class Operating Expenses of a Class for the fiscal year are less than the Operating Expense Limit for that year, the Adviser may be entitled to reimbursement by such Class, in whole or in part as provided below, of the fees or expenses waived or reduced by the Adviser and other payments remitted by the Adviser to the Class pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to a Class pursuant to Section 1 hereof, during the three years from the date of the waiver or reduction, less any reimbursement previously paid by the Class to the Adviser pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount. This paragraph will survive the expiration or termination of this Agreement.
b.	Method of Computation. To determine a Class’ accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Class Operating Expenses shall be annualized as of the last Fund business day (as defined in the Fund’s current prospectus) of the month. If the annualized Class Operating Expenses for any month are less than the Operating Expense Limit of the Class, the Class shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Class Operating Expenses to an amount no greater than the Operating Expense Limit of that Class, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Class Operating Expenses of a Class are below the Operating Expense Limit, a liability will be accrued monthly for these amounts. In no event will an amount previously waived or reduced be reimbursed if the reimbursement would exceed the Operating Expense Limit that was in effect at the time of the waiver or reduction.

c.	Year-End Adjustment. If necessary, on or before the last Fund business day (as defined in the Fund’s current prospectus) of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Class Operating Expenses of a Class for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit of that Class.
d.	Limitation of Liability. The Adviser shall look only to the assets of a Class for which it waived or reduced fees or remitted payments for reimbursement under this Agreement for payment of any claim hereunder, and neither the Trust’s trustees, officers, employees, agents, nor shareholders, whether past, present or future, shall be personally liable therefor.

3.       TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

a.	Term. This Agreement with respect to a Class shall continue in effect until at least July 31, 2022 unless sooner terminated as provided in Section 3(b) below. Thereafter, this Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by the Adviser and a majority of the Trustees of the Trust.

b.	Termination. The Board may terminate this agreement, in totality or with respect to a Class, at any time. This Agreement may not be terminated by the Adviser without the consent of the Board. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. Upon termination of this Agreement for any reason, the Adviser acknowledges and agrees that it remains liable for all fee reductions and reimbursement obligations pursuant to paragraph 1 hereof that accrued prior to the termination of this Agreement.

4.       MISCELLANEOUS.

a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.	Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust Instrument or the Trust’s By-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Trust.

c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory

Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

CROSS SHORE DISCOVERY FUND

___/s/ Greg Knoth_______________

Name: Greg Knoth

Title: Principal Financial Officer

CROSS SHORE CAPITAL MANAGEMENT, LLC

___/s/ Neil Kuttner_______________

Name: Neil Kuttner

Title: Managing Member

Expense Limitation Agreement

between

Cross Shore Discovery Fund

and

Cross Shore Capital Management, LLC

Appendix A

Class	Operating Expense Limit
Cross Shore Discovery Fund – Institutional Class	2.00%